YUM! BRANDS

LEADERSHIP RETIREMENT PLAN

Plan Document for the 409A Program,
Effective as of January 1, 2005 (with amendments through December 2009)

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ARTICLE I – FOREWORD

YUM! Brands, Inc. (the “Company”) established the YUM! Brands Leadership Retirement Plan (the “Plan”) to benefit selected executives who are not eligible to participate in the YUM! Brands Retirement Plan.  The Plan was effective as of April 1, 2002, and it was originally known as the Supplemental Executive Retirement Plan.

This document is effective as of January 1, 2005 (the “Effective Date”).  Effective January 1, 2008, this document was amended and restated to add additional eligible executives and make certain other design changes.  In December 2008, this document was further amended and restated to make certain changes for Section 409A and other items.  In December, 2009, this document was further amended to: (i) permit the continued eligibility of certain executives who become Executives in the Plan and are transferred to work outside the United States in a temporary assignment at a Yum! foreign subsidiary, (ii) exclude from the Plan persons who transfer into the United States for a temporary assignment, unless they both entered the Plan and transferred to the United States before July 1, 2009, (iii) provide that Executives can agree not to participate in the Plan, either expressly or indirectly by agreeing to participate in one or more of the Company’s other benefit plans, and (iv) provide for a one percent (1%) contribution for Participants who do not receive Employer Credits at specified higher contribution levels.

This document sets forth the terms of the Plan that are applicable to benefits that are subject to Section 409A, i.e., generally, benefits that are earned or vested after December 31, 2004 (the “409A Program”).  Other benefits under the Plan shall be governed by a separate set of documents that set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”).  Together, this document and the documents for the Pre-409A Program describe the terms of a single plan.  However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times.  The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to be sufficient at all times to permit the Pre-409A Program to remain exempt from Section 409A.

With respect to benefits covered by this document, this document sets forth the terms of the Plan, specifying the group of executives of the Company and certain affiliated employers who are eligible to participate and the Plan’s general provisions for determining and distributing benefits.  Additional and alternate provisions applicable to certain eligible executive’s benefits are set forth in the Appendix.

The Plan is unfunded and unsecured for purposes of the Code and ERISA.  The benefits of an executive are an obligation of that executive’s individual employer.  With respect to his employer, the executive has the rights of an unsecured general creditor.

ARTICLE II – DEFINITIONS

When used in this Plan, the following bold terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01           Allocation Date:

The date as of which an Employer Credit is credited to the Participant’s LRP Account.  Except as otherwise provided in the Appendix for one or more specific Participants –

(a)           The last business day of each Plan Year shall be an Allocation Date, if the Executive is an active Participant on such day; and

(b)           When a Participant no longer is an active Participant, the last day of the calendar quarter containing his Termination Date shall also be an Allocation Date (if it is not already an Allocation Date pursuant to subsection (a) above).

2.02           Authorized Leave of Absence:

A period of time when a Participant is considered to remain in the employment of his Employer (except as provided below) while not actively rendering services to his Employer as a result of one or more of the following –

(a)           Any absence of 6 months or less (or 24 months or less, if the Participant retains a contractual right to return to work) that is authorized by an Employer under the Employer’s standard personnel practices, whether paid or unpaid, as long as there is a reasonable expectation that the Participant will return to perform services for the Employer;

(b)           A leave of absence pursuant to the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); or

(c)           A leave of absence pursuant to the Family Medical Leave Act (“FMLA”) or any other similar family medical leave law of a particular state, if such law provides for a longer leave of absence than the FMLA.

2.03           Base Compensation:

An Eligible Executive’s gross base salary, as determined by the Plan Administrator and to the extent paid in U.S. dollars from an Employer’s U.S. payroll for a period that the Eligible Executive is an active Participant in the Plan.  For any applicable period, an Eligible Executive’s gross base salary shall be determined without regard to any reductions that may apply to the base salary, including applicable tax withholdings, Executive-authorized deductions (including deductions for the YUM! Brands 401(k) Plan and applicable health and welfare benefits), tax levies and garnishments.

2.04           Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the Participant’s Vested LRP Account in the event of the Participant's death.  To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator prior to the Participant’s death, and it must meet such other standards (including the requirement for spousal consent to the naming of a non-Spouse beneficiary by a married Participant) as the Plan Administrator shall require from time to time.  An incomplete Beneficiary designation, as determined by the Plan Administrator, shall be void and of no effect.  If some but not all of the persons designated by a Participant to receive his Vested LRP Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Vested LRP Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares; provided that primary beneficiaries shall be paid before contingent beneficiaries.  If no designation is in effect at the time of a Participant’s death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be (i) in the case of a Participant who is married at death, the Participant’s Spouse, or (ii) in the case of a Participant who is not married at death, the Participant’s estate.  In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received prior to the Effective Date of the 409A Program shall be considered.  A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant.  A Beneficiary designation solely by relationship (for example, a designation of “Spouse,” that does not give the name of the Spouse) shall designate whoever is the person (if any) in that relationship to the Participant at his death.  An individual who is otherwise a Beneficiary with respect to a Participant’s Vested LRP Account ceases to be a Beneficiary when all applicable payments have been made from the LRP Account.

2.05           Bonus Compensation:

The gross amount of an Eligible Executive’s target annual incentive or bonus award, which shall be equal to the Eligible Executive’s current annualized Base Compensation multiplied by the Eligible Executive’s current target bonus percentage, in effect as of the applicable Allocation Date, under his Employer’s annual incentive or bonus plan; provided, however, if a Participant has incurred a mid-year Termination Date under Section 3.03(a), the Participant’s target bonus percentage on the Participant’s Termination Date shall be used for the Allocation Date specified by Section 2.01(b).  Bonus Compensation shall be determined by the Plan Administrator and shall only be taken into account to the extent paid in U.S. dollars from an Employer’s U.S. payroll.  An Eligible Executive’s Bonus Compensation shall be determined without regard to any reductions that may apply, including applicable tax withholdings, Executive-authorized deductions (including deductions for the YUM! Brands 401(k) Plan and applicable health and welfare benefits), tax levies, and garnishments.

2.06           Break in Service Payment Election:

The election to defer the distribution of a Participant’s Pre-Break Subaccount, if applicable, pursuant to the provisions of Section 4.03.

2.07           Change in Control:

A “Change in Control” shall be deemed to occur if the event set forth in any one of the following paragraphs shall have occurred:

(a)           Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or an Affiliate) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of Subsection (c) below;

(b)           The following individuals cease for any reason to constitute a majority of the number of directors then serving; individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company), whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c)           There is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation, other than (i) a merger or consolidation immediately following which those individuals who immediately prior to the consummation of such merger or consolidation, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or an Affiliate) representing 20% or more of the combined voting power of the Company’s then outstanding securities.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of the foregoing, the following capitalized and underlined words shall have the meanings ascribed to them below:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company).

2.08           Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.09           Company:

YUM! Brands, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.10           Disability:

A Participant shall be considered to suffer from a Disability, if, in the judgment of the Plan Administrator (determined in accordance with the provisions of Section 409A), the Participant –

(a)           Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)           By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company (including the YUM! Brands Short-Term Disability Plan and the YUM! Brands Long-Term Disability Plan).

A Participant who has received a Social Security disability award will be conclusively deemed to satisfy the requirements of Subsection (a).  In turn, a Participant who has not received a Social Security disability award will be conclusively deemed to not meet the requirements of Subsection (a).

The related term, “Disabled,” shall mean to suffer from a Disability.

2.11           Disability Benefits:

The receipt by a Participant of short-term disability benefits from the YUM! Brands Short-Term Disability Plan (or such other short-term disability plan sponsored by his Employer) or long-term disability benefits from the YUM! Brands Long-Term Disability Plan (or such other long-term disability plan sponsored by his Employer).

2.12           Disability Leave of Absence:

A continuous period of absence during which the Participant is receiving Disability Benefits.  A Participant’s Disability Leave of Absence shall end on the earlier of the date when the Participant is no longer receiving Disability Benefits or the date that the Participant is entitled to payment under Section 5.03 as a result of the Participant’s Separation from Service (i.e., when the Participant Separates from Service as a result of his Disability or age 55, if later).  However, if the Participant executes a valid Disability Payment Election pursuant to Section 4.02, such Participant’s Disability Leave of Absence shall be extended until the specific payment date listed in the Disability Payment Election (or such later Disability Payment Election).  The Participant shall be considered to be on a Disability Leave of Absence without regard to whether the Participant is generally considered to be a continuing Employee of the Employer.

2.13           Disability Payment Election:

The voluntary election that can be made by a Disabled Participant under Section 4.02 to extend his Disability Leave of Absence and the payment of his LRP Benefits.

2.14           Earnings Credit:

The increment added to a Participant’s LRP Account as a result of crediting the account with a return based on the Participant’s Earnings Rate.

2.15           Earnings Rate:

(a)           Earnings Rate as of the Effective Date.  As of the Effective Date, the Earnings Rate shall be 6% per annum, compounded annually.  In the event a Valuation Date occurs less than 12 months after the prior Valuation Date, this Earnings Rate shall be converted to a rate for the period since the last Valuation Date by reducing it to a rate that is appropriate for such shorter period.  Such reduction shall be done in a way that would result in the specified 6% annual rate of return being earned for the number of such periods that equals one year.  The Earnings Rate is used to determine the Earnings Credit that is credited to the Participant’s LRP Account from time to time pursuant to the provisions of Section 5.01(d).

(b)           Earnings Rate from and after July 1, 2006.  Except as provided in the Appendix, from and after July 1, 2006, the Earnings Rate for all Participants shall be 5% per annum, compounded annually.  In the event a Valuation Date occurs less than 12 months after the prior Valuation Date, this Earnings Rate shall be converted to a rate for the period since the last Valuation Date by reducing it to a rate that is appropriate for such shorter period.  Such reduction shall be done in a way that would result in the specified 5% annual rate of return being earned for the number of such periods that equals one year.  The Earnings Rate is used to determine the Earnings Credit that is credited to the Participant’s LRP Account from time to time pursuant to the provisions of Section 5.01(d).

(c)           Adjustments to the Earnings Rate.  As provided by Section 5.01(d), the Earnings Rate shall be evaluated and may be revised by the Company on an annual basis.

2.16           Employer:

(a)           The Company, and each division of the Company and each of the Company’s subsidiaries and affiliates (if any) and each 2009 Foreign Subsidiary (as defined in subsection (b) below) that is currently designated as an adopting Employer of the Plan by the Company.  Where there is a question as to whether a particular division, subsidiary, affiliate or 2009 Foreign Subsidiary is an Employer under the Plan, the determination of the Plan Administrator shall be absolutely conclusive.  An entity shall be an Employer hereunder only for the period that it is (i) so determined by the Plan Administrator, and (ii) a member of the YUM! Organization.

(b)           As used in subsection (a) above and elsewhere in the Plan, a “2009 Foreign Subsidiary” means any corporation organized under the laws of any country other than the United States that is a member of the Yum! Organization, provided that a corporation described in this subsection shall be an Employer only with respect to a person who is an Executive pursuant to Section 2.19(b) (and only while such person is described in Section 2.19(b)).  This subsection shall be effective January 1, 2009, for persons that are employed by the Yum! Organization on or after that date, or July 1, 2008 for individuals who are deemed to be an Eligible Executive under the Plan pursuant to Section B.03 of Appendix B.”

2.17           Employer Credit / Employer Credit Percentage:

The Employer Credit is an amount that is credited to a Participant’s LRP Account as of each Allocation Date pursuant to the provisions of Section 5.01(b) and (c) or the Appendix.  The “Employer Credit Percentage” is the percentage in Section 5.01(b) of Base Compensation or Bonus Compensation (or both), which is used to calculate a Participant’s Employer Credit pursuant to Section 5.01(c).

2.18           ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.19           Executive / Eligible Executive:

An “Executive” is any individual in an executive classification of an Employer who (i) is receiving remuneration for personal services that he or she is currently rendering in the employment of an Employer (or who is on an Authorized Leave of Absence), and (ii) is either a “U.S. Executive” or a “Foreign-Assigned Executive” as those terms are defined in subsections (a) and (b) below.  Certain terms used in this Section are further defined in subsections (c) and (d) below.

(a)           U.S. Executive.  Subject to the next sentence, a “U.S. Executive” is any person who is on an Employer’s United States payroll.  Notwithstanding the preceding sentence, an executive who:

(1)           transfers to an executive classification (which would otherwise cause him to be an Executive under this subsection) as a result of a transfer within the Yum! Organization from a worksite outside the United States to a worksite in the United States,

(2)           is a nonresident alien at the time of such transfer, and

(3)           does not have such transfer occur before July 1, 2009,

shall not become an Executive hereunder for any period that the employment at the United States worksite constitutes a Temporary Assignment (as defined in subsection (d) below).  As used in this Section, “United States payroll” means a payroll administered within the United States.

(b)           Foreign-Assigned Executive.  A “Foreign-Assigned Executive” means any individual who:

(1)           initially became a Participant while a U.S. Executive under subsection (a) above,

(2)           is working outside of both the United States and his Home Country (as defined in subsection (c) below) in connection with a Temporary Assignment to a country that is specified in Appendix B for this purpose, and

(3)           is no longer a U.S. Executive (because he is not on a United States payroll at such time).

Notwithstanding the foregoing, the Vice President of Global Talent Management, in his sole discretion, may waive the requirement in paragraph (1) above and classify as a Foreign-Assigned Executive any individual who otherwise satisfies the requirements of paragraphs (2) and (3) above.  The waiver described in the preceding sentence must be made in writing prior to the time benefits would otherwise be paid to the individual under the Plan.  This subsection (b) shall be effective January 1, 2009 for individuals who are employed by the Yum! Organization on or after that date.

(c)           Home Country.  A individual’s “Home Country” means the country of his citizenship; provided that if a individual has acquired (or acquires) legal status as a permanent resident of another country, such other country shall be his Home Country for the period that he has such legal status.  Notwithstanding the preceding sentence, an individual’s “Home Country” shall be the country that is listed as his home country on the appropriate administrative records of the Company, if the Plan Administrator determines that such records are intended to override the designation of Home Country that would apply under the preceding sentence.  An Executive’s Home Country may change during the course of a work assignment, e.g., if a individual’s Home Country is initially based on his citizenship, and he then acquires legal status as a permanent resident of another country, any such change shall be taken into account in determining whether the individual may be an Executive under the Plan following the change.

(d)           Temporary Assignment.  A “Temporary Assignment” means a work assignment that the Employer reasonably expects to continue for a period that does not exceed five years.  An assignment that is described in the preceding sentence at its inception may continue to be considered a Temporary Assignment for a period that extends beyond five years, if such assignment is extended by the Employer for bona fide business reasons, and the nature of the extension does not cause the Employer to consider it a permanent assignment.  Every assignment to a worksite in the United States (from outside the United States) shall be deemed to be a Temporary Assignment at its inception, except in those instances in which (i) the duration of the assignment, by the express terms of the assignment at such time, is more than five years, or (ii) the assignment is designated at such time by the Company’s Vice President of Global Talent Management, for bona fide business reasons, as being other than a Temporary Assignment.  Notwithstanding the preceding provisions of this subsection (d), if, at any time subsequent to the inception of a Temporary Assignment, the assignment is changed to a designation other than a Temporary Assignment, the Vice President of Global Talent Management, in his sole discretion, may treat the individual as having been in other than a Temporary Assignment for the duration of the entire assignment or portion thereof.

2.20           409A Program:

The program described in this document.  The term “409A Program” is used to identify the portion of the Plan that is subject to Section 409A.

2.21           Key Employee:

The individuals identified in accordance with principles set forth in Subsection (a), as modified by the following provisions of this Section.

(a)           In General.  Any Eligible Executive or former Eligible Executive who at any time during the applicable year is –

(1)           An officer of an Employer having annual compensation greater than $130,000 (as adjusted under Code Section 416(i)(1));

(2)           A 5-percent owner of an Employer; or

(3)           A 1-percent owner of an Employer having annual compensation of more than $150,000.

For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation (or, if lesser, the greater of 3 employees or 10 percent of the employees) shall be treated as officers.  For purposes of this Section, annual compensation means compensation as defined in Code Section 415(c)(3); provided, however, that effective as of the Key Employee identification date that occurs on December 31, 2009, annual compensation shall not include compensation excludible from an employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the conduct of a trade or business in the United States, in accordance with Treasury Regulation Section 1.415(c)-2(g)(5)(ii).  The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (including the provisions of Code Section 416(i)(3) that treat self employed individuals as employees for purposes of this definition); provided, that Code Section 416(i)(5) shall not apply in making such determination, and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b)           Special Operating Rules.  To ensure that the Company does not fail to identify any Key Employees based on the provisions of Subsection (a), the Company shall treat as Key Employees for the Plan Year of their Separation from Service those individuals who meet the provisions of paragraph (1) or (2) below (or both).

(1)           The Company shall treat as Key Employees all Eligible Executives (and former Eligible Executives) that are classified for any portion of the Plan Year of their Separation from Service as Level 15 and above; and

(2)           The Company shall treat as a Key Employee any Eligible Executive who would be a Key Employee as of his Separation from Service date based on the standards in this paragraph (2).  For purposes of this paragraph (2), the Company shall determine Key Employees under Subsection (a)(1) and (3) above based on compensation (as defined in Code Section 415(c)(3)) that is taken into account as follows:

(i)           If the determination is in connection with a Separation from Service in the first calendar quarter of a Plan Year, the determination shall be made using compensation earned in the calendar year that is two years prior to the current calendar year (e.g., for a determination made in the first quarter of 2005, compensation earned in the 2003 calendar year shall be used); and

(ii)           If the determination is in connection with a Separation from Service in the second, third or fourth calendar quarter of a Plan Year, the determination shall be made using the compensation earned in the prior calendar year (e.g., for a determination made in the second quarter of 2005, compensation earned in the 2004 calendar year shall be used).

In addition, a Participant shall be considered an officer for purposes of Subsection (a)(1), a 5-percent owner for purposes of Subsection (a)(2) or a 1-percent owner for purposes of Subsection (a)(3) with respect to a Separation from Service distribution, if the Participant was an officer, a 5-percent owner or a 1-percent owner (as applicable) at some point during the calendar year that applies, in accordance with Subparagraphs (i) and (ii) above, in determining the Participant’s compensation for purposes of that Separation from Service.

2.22           LRP Account:

The individual account maintained for a Participant on the books of his Employer that indicates the dollar amount that, as of any time, is credited under the Plan for the benefit of the Participant.  The balance in such LRP Account shall be determined by the Plan Administrator.  The Plan Administrator may establish one or more subaccounts as it deems necessary for the proper administration of the Plan, and may also combine one or more subaccounts to the extent it deems separate subaccounts are not then needed for sound recordkeeping.  Where appropriate, a reference to a Participant’s LRP Account shall include a reference to each applicable subaccount that has been established thereunder.  “Pre-Break Subaccount” and “Post-Break Subaccount” shall have the meanings given to them in Section 3.04.

2.23           LRP Benefit:

The amount or amounts that are distributable to a Participant (or Beneficiary) in accordance with Section 5.03.  A Participant’s LRP Benefit shall be determined by the Plan Administrator based on the terms of the entire Plan.

2.24           One-Year Break in Service:

A 12 consecutive-month period beginning on a Participant’s Separation from Service and ending on the first anniversary of such date.  Subsequent One-Year Breaks in Service shall begin on the first and later anniversaries of such date and end on the next following anniversary.  A Break in Service shall continue until the Participant is reemployed as an eligible Executive.  No break in service shall begin until after a Participant is no longer an active Participant pursuant to Section 3.03(b).

2.25           Participant:

Any Executive who is qualified to participate in this Plan in accordance with Section 3.01 and for whom an Employer maintains on its books a LRP Account.  An active Participant is one who is due an Employer Credit for the Plan Year (as provided in Section 3.03).  A Break in Service Participant shall have the meaning assigned by Section 3.04.

2.26           Plan:

The YUM! Brands Leadership Retirement Plan, the plan set forth herein and in the Pre-409A Program documents, as it may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.27           Plan Administrator:

The Company’s Chief People Officer, who shall have the authority to administer the Plan as provided in Article V.  In turn, the Chief People Officer has the authority to re-delegate operational responsibilities to other persons or parties.  As of the Effective Date, the Chief People Officer has delegated to the Company’s Compensation Department the day to day administration of the Plan.  References in this document to the Plan Administrator shall be understood as referring to the Chief People Officer, the Company’s Compensation Department and any others delegated by the Chief People Officer, as appropriate under the circumstances.

2.28           Plan Year:

The 12-consecutive month period beginning on January 1 and ending on the following December 31 of each year.

2.29           Pre-409A Program:

The portion of the Plan that governs benefits that are not subject to Section 409A.  The terms of the Pre-409A Program are set forth in a separate set of documents.

2.30           Retirement:

A Participant’s Separation from Service after attaining age 60.

2.31           Section 409A:

Section 409A of the Code and the applicable regulations and other guidance of general applicability that is issued thereunder.

2.32           Separation from Service:

A Participant’s separation from service with the YUM! Organization, within the meaning of Section 409A(a)(2)(A)(i).  The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.  In addition, a Separation from Service shall not occur while the Participant is on an Authorized Leave of Absence or a Disability Leave of Absence.  For purposes of a Disability Leave of Absence, a Separation from Service shall occur on the earlier of the date that the Participant has reached 29 continuous months of a Disability Leave of Absence or the date that the Participant formally resigns his employment with the Employer and the Yum! Organization.

2.33           Spouse:

An individual shall only be recognized by the Plan Administrator as a Spouse or as being “married” to an Eligible Executive, if – (i) the individual is of the opposite gender to the Eligible Executive, (ii) the individual and the Eligible Executive are considered to be legally married (including a common law marriage, if the common law marriage was formed in one of the states that permit the formation of a common law marriage), and (iii) the marriage of the individual and the Eligible Executive is recognized on the relevant day as valid in the state where the Eligible Executive resides.

2.34           Termination Date:

The date that a Participant’s active participation in this Plan terminates as defined in Section 3.03.

2.35           Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant LRP Accounts are valued in accordance with Plan procedures that are currently in effect.  As of the Effective Date, the Plan shall have a Valuation Date for all Plan Participants as of the last day of each Plan Year.  In addition, if a Participant is entitled to a distribution under Article V, such Participant shall have a Valuation Date under the Plan that is the last day of the calendar quarter that contains the date as of which such Participant becomes entitled to a distribution under Article V.  In accordance with procedures that may be adopted by the Plan Administrator, any current Valuation Date may be changed.  Values under the Plan are determined as of the close of a Valuation Date.  If a Valuation Date is not a business day, then the Valuation Date will be the immediately preceding business day.

2.36           Vesting Schedule:

The schedule under which a Participant’s LRP Account becomes vested and nonforfeitable in accordance with Section 5.02 or the Appendix.

2.37           Vested LRP Account:

The portion of a Participant’s LRP Account that has become vested and nonforfeitable within the meaning of Section 5.02(a) or the Appendix.

2.38           United States:

Any of the 50 states, the District of Columbia, and the U.S. Virgin Islands.

2.39           Year of Participation:

The period during a Plan Year (or such other period as provided in the Appendix) – (a) during which an Eligible Executive is an active Participant, and (b) during which an Eligible Executive has not incurred a Termination Date (the “Participation Period”).  An Eligible Executive is considered an active Participant only for the period from and after when his participation begins under Section 3.02 until when it terminates under Section 3.03.  If the Participation Period encompasses the entire Plan Year (or such other period as provided in the Appendix), the Participant shall be credited with a complete Year of Participation for such Plan Year (or such other period as provided in the Appendix).  If the Participation Period covers only a portion of the Plan Year (or such other period as provided in the Appendix), then the Participant shall be credited with a fractional Year of Participation for such Plan Year (or such other period as provided in the Appendix).  Such fractional Year of Participation shall be equal to the number of months during the Participation Period divided by twelve; provided, that if the Participation Period includes at least one day of a month, the Eligible Executive shall receive credit for the whole month.

2.40           Year of Service:

The number of 12-month periods of the most recent continuous employment with the YUM! Organization commencing on the Participant’s most recent day of employment or re-employment with the YUM! Organization and ending on the Participant’s Separation from Service (including those periods that may have occurred prior to becoming a Plan Participant).  Years of Service shall include completed years and months.  A partial month shall be counted as a whole month.  If an individual is previously employed by the YUM! Organization, incurs a Separation from Service, is rehired by the YUM! Organization and becomes a Participant in this Plan, the individual’s previous period or periods of employment are only credited towards the Participant’s Years of Service to the extent provided in Section 3.01(e) and Section 3.04.

2.41           YUM! Organization:

The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder.  An entity shall be considered a member of the YUM! Organization only during the period it is one of the group of organizations described in the preceding sentence.

ARTICLE III – PARTICIPATION

3.01           Eligibility to Participate.

(a)           Rules Effective from and after January 1, 2008.  Effective from and after January 1, 2008, an Executive shall be eligible to participate in this Plan, if the Executive satisfies all of the following requirements:

(1)           The Executive meets one of the following –

(i)           The Executive is classified by his Employer as Level 12 or above on January 1, 2008 (and while he remains so classified);

(ii)           The Executive is hired by an Employer on or after January 1, 2008 as an Executive classified as Level 12 or above (and while he remains so classified); or

(iii)           The Executive is promoted by an Employer on or after January 1, 2008 from below Level 12 into a Level 12 or above position (and while he remains so classified);

(2)           The Executive is not eligible to participate in the YUM! Brands Retirement Plan; and

(3)           The Executive has attained at least age 21.

(b)           Rules Effective for the 2007 Plan Year.  Effective from and after January 1, 2007 and before January 1, 2008, an Executive shall be eligible to participate in this Plan, if the Executive satisfies all of the following requirements:

(1)           The Executive meets one of the following –

(i)           The Executive is classified by his Employer as Level 14 or above on January 1, 2007 (and while he remains so classified);

(ii)           The Executive is hired by an Employer on or after January 1, 2007 and before January 1, 2008 as an Executive classified as Level 14 or above (and while he remains so classified); or

(iii)           The Executive is promoted by an Employer on or after January 1, 2007 and before January 1, 2008 from below Level 14 into a Level 14 or above position (and while he remains so classified);

(2)           The Executive is not eligible to participate in the YUM! Brands Retirement Plan; and

(3)           The Executive has attained at least age 40.

(c)           Rules Effective as of the Effective Date through December 31, 2006.  Effective from and after the Effective Date and through December 31, 2006, an Executive shall be eligible to participate in this Plan, if the Executive satisfies all of the following requirements:

(1)           The Executive has been selected by his Employer to participate in this Plan (and while he remains selected);

(2)           The Executive is not eligible to participate in the YUM! Brands Retirement Plan; and

(3)           The Executive has attained at least age 40.

(d)           Special Eligibility Rules.  If an Executive was a Participant in the Pre-409A Program immediately prior to January 1, 2005, the Executive shall remain a Participant in this Plan subject to the regular participation rules of the Plan, including Section 3.03.  Further, if an Executive became a Participant in the Plan by satisfying Section 3.01(b) or (c), such Executive shall remain a Participant in the Plan after the applicable timeperiod subject to the regular participation rules of the Plan, including Section 3.03.

(e)           Certain Rehired Executives.  If an Executive was previously employed by the YUM! Organization, such Executive was not eligible to participate in this Plan (e.g., the Executive was eligible to participate in the YUM! Brands Retirement Plan) as a result of such previous employment and such Executive is later rehired by the Yum! Organization and becomes eligible to participate in this Plan on or after his rehire date, then such rehired Executive –

(1)           Shall be credited at the start of his first Year of Participation with Years of Service that include his service relating to his prior period or periods of employment with the Yum! Organization; and

(2)           Shall not receive an Employer Credit or any LRP Benefit with respect to any period prior to his rehire date.

During the period an individual satisfies the eligibility requirements of the above Subsections, whichever applies to the individual, he shall be referred to as an “Eligible Executive.”

3.02           Inception of Participation.

An Eligible Executive shall become a Participant in this Plan as of date the Participant first satisfies the eligibility requirements to be an Eligible Executive that are set forth in Section 3.01.

3.03           Termination of Participation.

(a)           General.  Except as modified below and except as provided in subsection (b), an individual’s eligibility to participate actively in this Plan shall cease upon his “Termination Date,” which is the earliest to occur of the following:

(1)           The date the individual ceases to be an Eligible Executive; or

(2)           The first day an individual begins a period of severance (i.e., the period that follows a Separation from Service).

Notwithstanding the prior sentence, an individual shall continue to participate actively in this Plan during a period of an Authorized Leave of Absence, and an individual who is on an Authorized Leave of Absence shall have a “Termination Date” on the day the individual does not return to active work at the end of such Authorized Leave of Absence.  The calculation of an individual’s Employer Credit shall not take into account any compensation earned from and after his Termination Date.  In addition, a Participant’s Participation Period for purposes of determining Years of Participation shall end on the Participant’s Termination Date.  If an individual incurs a Termination Date but otherwise remains an employee of the YUM! Organization (e.g., does not incur a Separation from Service), such individual shall continue to accrue Years of Service while remaining in the employ of the YUM! Organization.

(b)           Disability Leave of Absence.  Notwithstanding subsection (a) above, an individual shall continue to participate actively in this Plan during a period of a Disability Leave of Absence.  Accordingly, such individual shall have a “Termination Date” on the last day of his Disability Leave of Absence.  If the Participant executes a valid Disability Payment Election pursuant to Section 4.02, such Participant’s Disability Leave of Absence shall be extended until the specific payment date listed in the Disability Payment Election (or such later Disability Payment Election).  However, if the Participant’s Disability Leave of Absence terminates due to the Participant’s cessation of Disability Benefits and he returns to active work with an Employer, such Participant shall not have a Termination Date (and active participation shall continue) if the Participant returns to work as an eligible Executive pursuant to Section 3.01.  A Participant’s Participation Period for purposes of determining Years of Participation shall end on the Participant’s Termination Date.  Active participation in this Plan shall continue as provided above without regard to whether the Participant is generally considered to be a continuing Employee of the Employer.

(c)           Effect of Distribution of Benefits.  An individual, who has been a Participant under the Plan, ceases to be a Participant on the date his Vested LRP Account is fully distributed.

3.04           Break in Service.

(a)           Less than a One-Year Break in Service.  If a Participant incurs a break in service and returns in an eligible classification, but such break in service is less than a One-Year Break in Service, such Participant shall be deemed to not have incurred a Termination Date and his Participation Period, Years of Service, Employer Credit and Earnings Credit shall be recomputed as if such break in service never occurred.

(b)           One-Year Break in Service – Vested Participants.  A Participant who has satisfied the requirements for vesting under Section 5.02 at the time he incurs a One-Year Break in Service and who is again employed at any time thereafter in an eligible classification shall re-participate in this Plan as of the date he becomes an eligible Executive.  Such individual’s pre-break Years of Service shall be restored in determining his rights and benefits under the Plan.  In addition, such individual shall begin a new Participation Period beginning with the date he once again becomes an active Participant pursuant to Section 3.02.  However, such individual shall not be entitled to an Employer Credit for the period of the break.

(c)           One-Year Break in Service – Non-Vested Participants.  Any Participant not described in subsection (b) who incurs a One-Year Break in Service and who is again employed in an eligible classification shall re-participate in this Plan as of the date he becomes an eligible Executive.  His pre-break Years of Service shall be restored, but only if the number of his consecutive One-Year Breaks in Service is less than the greater of: (i) 5, or (ii) the aggregate number of his pre-break Years of Service.  In addition, such individual shall begin a new Participation Period beginning with the date he once again becomes an active Participant pursuant to Section 3.02.  However, such individual shall not be entitled to an Employer Credit for the period of the break.

(d)           Break in Service Subaccounts.  If a Participant incurs a break in service under this Section and the Participant did not receive a distribution of his LRP Benefit during or as a result of the break in service (e.g., the break in service occurs prior to the Participant’s 55th birthday), the Employer Credits (and the Earnings Credits related thereto) that are credited after the break in service shall be credited to a separate subaccount of the Participant’s LRP Account (the “Post-Break Subaccount”).  The Post-Break Subaccount shall be separately distributed from the value of the Participant’s pre-break LRP Account, which shall be referred to as the “Pre-Break Subaccount.”  An affected Participant shall be able to extend the payment date of the Participant’s Pre-Break Subaccount by making a Break in Service Payment Election pursuant to Section 4.03.  A Participant’s Pre-Break Subaccount and Post-Break Subaccount shall consist of the Participant’s entire LRP Account.  A Participant who has a Pre-Break and Post-Break Subaccount shall be referred to as a “Break in Service Participant.”

3.05           Agreements Not to Participate.

The eligibility provisions of this Article III have been and will continue to be construed in combination with any other documents that constitute part of the overall agreement between the Company and an Executive regarding the Executive’s participation in the Company’s benefit plans.  For example, an agreement between the Company and an Executive that provides for the Executive to have retirement benefits provided by a specific plan or arrangement that is not this Plan will be construed, absent a clear expression of intent by the parties to the contrary, to preclude participation in this Plan, even if the Executive might otherwise be eligible to participate in the Plan.  An agreement that is otherwise described in the preceding two sentences shall not bar an Executive’s participation for the period before the earliest date such agreement may apply without violating the restrictions on elections under Section 409A.

ARTICLE IV – ELECTIONS

4.01           Beneficiaries.

A Participant shall be able to designate, on a form provided by the Plan Administrator for this purpose, a Beneficiary to receive payment, in the event of his death, of the Participant’s Vested LRP Account.  A Beneficiary shall be paid in accordance with the terms of the Beneficiary designation form, as interpreted by the Plan Administrator in accordance with the terms of this Plan.  At any time, a Participant may change a Beneficiary designation by completing a new Beneficiary designation form that is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and that meets such other standards (including the requirement of Spousal consent for married Participants) as the Plan Administrator shall require from time to time.

4.02           Deferral of Payment While Receiving Disability Benefits.

(a)           General.  Effective from and after January 1, 2008, subject to subsection (b) below, a Participant who is on a Disability Leave of Absence (and active participation continues under Section 3.03(b)) may make one or more elections to extend the time of payment of his LRP Benefit.  This opportunity to extend the Participant’s time of payment is referred to as a “Disability Payment Election.”

(b)           Requirements for Disability Payment Elections.  A Disability Payment Election must comply with all of the following requirements:

(1)           If a Participant’s LRP Benefit will be paid at age 55 pursuant to Section 5.03(a) (e.g,, because the Participant’s Separation from Service occurred prior to age 55), the Participant must make his first Disability Payment Election no later than 12 months before the Participant’s 55th birthday; provided however a Participant can make a valid Disability Payment Election within 12 months of his 55th birthday, if the Participant’s 55th birthday is in the 2009 calendar year and if the Participant makes the Disability Payment Election during the 2008 calendar year.

(2)           If a Participant’s LRP Benefit will be paid at Separation from Service pursuant to Section 5.03(a) (e.g., because the Participant will be age 55 or older upon Separation from Service), the Participant must make his first Disability Payment Election at least 12 months before his Separation from Service; provided however a Participant can make a valid Disability Payment Election within 12 months of his Separation from Service, if the Participant’s Separation from Service occurs in the 2009 calendar year and if the Participant makes the Disability Payment Election during the 2008 calendar year.

(3)           A Participant’s first Disability Payment Election must specify a new specific payment date for his LRP Benefits that is at least 5 years after his 55th birthday or Separation from Service, whichever is applicable as provided in paragraphs (1) or (2).

(4)           Subsequent Disability Payment Elections must be made at least 12 months before the specific payment date of the prior Disability Payment Election and must provide for a new specific payment date for his LRP Benefits that is at least 5 years after the prior specific payment date listed in the prior Disability Payment Election.

(5)           All Disability Payment Elections must specify a specific payment date, and Separation from Service or any other event cannot be selected on a Disability Payment Election.

(6)           All Disability Payment Elections must comply with all of the requirements of this Section 4.02.

(7)           A Participant cannot change the form of payment of his LRP Benefit pursuant to a Disability Payment Election.

(8)           A Participant may not make a Disability Payment Election if the election would provide for a specific payment date after the Participant’s 80th birthday.

A Disability Payment Election will be void and payment will be made based on the provisions of the Plan other than this Section 4.02, if all of the provisions of the foregoing paragraphs of this subsection are not satisfied in full.  A Participant’s Disability Payment Election shall become effective 12 months after the date on which the election is made pursuant to Section 409A(a)(4)(C)(i).  If a Participant’s Disability Payment Election becomes effective in accordance with the provisions of this subsection, the Participant’s prior payment date shall be superseded (including any specific payment date specified in a prior Disability Payment Election).

(c)           Plan Administrator’s Role.  Each Participant has the sole responsibility to make a Disability Payment Election by contacting the Plan Administrator and to comply with the requirements of this Section.  The Plan Administrator may provide a notice of a Disability Payment Election opportunity to some or all affected Participants, but the Plan Administrator is under no obligation to provide such notice (or to provide it to all affected Participants, in the event a notice is provided only to some Participants).  The Plan Administrator has no discretion to waive or otherwise modify any requirement set forth in this Section or in Section 409A.

4.03           Break in Service Deferral of Payment.

(a)           General.  Effective from and after January 1, 2008, subject to subsection (b) below, a Break in Service Participant may make one or more elections to extend the time of payment of his Pre-Break Subaccount.  This opportunity to extend the Participant’s time of payment for his Pre-Break Subaccount is referred to as a “Break in Service Payment Election.”

(b)           Requirements for Break in Service Payment Elections.  A Break in Service Payment Election must comply with all of the following requirements:

(1)           The Participant must make his first Break in Service Payment Election no later than 12 months before the Participant’s 55th birthday, and the Break in Service Payment Election must provide for either (i) a specific payment date that is at least 5 years after the Participant’s 55th birthday, or (ii) the later of a specific payment date that is at least 5 years after the Participant’s 55th birthday or his Separation from Service; provided however a Participant can make a valid Break in Service Payment Election within 12 months of his 55th birthday, if the Participant’s 55th birthday is in the 2009 calendar year and if the Participant makes the Break in Service Payment Election during the 2008 calendar year.

(2)           Subsequent Break in Service Payment Elections must be made at least 12 months before the specific payment date of the prior election and must provide for a new specific payment date that is at least 5 years after the specific payment date listed in the prior election.  If a Participant’s prior election was the later of 5 years after his 55th birthday or Separation from Service, a subsequent Break in Service Payment Election must be made at least 12 months prior to the specific payment date selected on the prior election and at least 12 months prior to his Separation from Service.  Such subsequent Break in Service Payment Election must also provide for a distribution on the later of a new specific payment date that is least 5 years after the specific payment date listed in the prior election or his Separation from Service.

(3)           All Break in Service Payment Elections must specify a specific payment date.

(4)           All Break in Service Payment Elections must comply with all of the requirements of this Section 4.03.

(5)           A Participant cannot change the form of payment of his LRP Benefit pursuant to a Break in Service Payment Election.

(6)           A Participant may not make a Break in Service Payment Election if the election would provide for a specific payment date after the Participant’s 80th birthday.

(7)           The Break in Service Payment Election shall only apply to distribution of the Break in Service Participant’s Pre-Break Subaccount.

(8)           A Break in Service Payment Election may not be made if Section 5.03(e) applies.

A Break in Service Payment Election will be void and payment will be made based on the provisions of the Plan other than this Section 4.03, if all of the provisions of the foregoing paragraphs of this subsection are not satisfied in full.  A Participant’s Break in Service Payment Election shall become effective 12 months after the date on which the election is made pursuant to Section 409A(a)(4)(C)(i).  If a Participant’s Break in Service Payment Election becomes effective in accordance with the provisions of this subsection, the Participant’s prior payment date shall be superseded (including any specific payment date specified in a prior Break in Service Payment Election).

(c)           Plan Administrator’s Role.  Each Participant has the sole responsibility to make a Break in Service Payment Election by contacting the Plan Administrator and to comply with the requirements of this Section.  The Plan Administrator may provide a notice of a Break in Service Payment Election opportunity to some or all affected Participants, but the Plan Administrator is under no obligation to provide such notice (or to provide it to all affected Participants, in the event a notice is provided only to some Participants).  The Plan Administrator has no discretion to waive or otherwise modify any requirement set forth in this Section or in Section 409A.

ARTICLE V – PARTICIPANT LRP BENEFITS

5.01           Credits to a Participant’s LRP Account.

(a)           General.  The Plan Administrator shall credit to each Participant’s LRP Account the Employer Credit (if any) and the Earnings Credit at the times and in the manner specified in this Section.  A Participant’s LRP Account is solely a bookkeeping device to track the value of his LRP Benefit (and the Employer’s liability therefor).  No assets shall be reserved or segregated in connection with any LRP Account, and no LRP Account shall be insured or otherwise secured.

(b)           Employer Credit Percentage.  A Participant’s Employer Credit Percentage (if any) shall be determined under the following paragraphs –

(1)           For Periods From and After January 1, 2008.  For Plan Years beginning from and after January 1, 2008, unless otherwise provided in the Appendix for one or more specific Participants, a Participant’s Employer Credit Percentage (if any) shall be equal to –

(i)           1.0% for a Participant of any level who is an active Participant for a period as of the Allocation Date, but who does not qualify for a greater Employer Credit Percentage under the remaining provisions of this Section 5.01 for such period, and

(ii)           the following applicable percentage for an active Participant whose age is 40 or greater as of the Allocation Date –

Participant Level as of Allocation Date	Employer Credit Percentage for Participants Age 40 or Greater
Level 12	4.5%
Level 13	5.0%
Level 14	5.5%
Level 15	6.5%
Level 16	7.5%
Leadership Team (LT)	8.0%
Partners Council (PC)	9.5%

(2)           For Periods Prior to January 1, 2008.  For Plan Years beginning prior to January 1, 2008, unless otherwise provided in the Appendix for one or more specific Participants, a Participant’s Employer Credit Percentage (if any) shall be equal to the following –

Participant Level as of Allocation Date	Employer Credit Percentage
Level 14	5.5%
Level 15	6.5%
Level 16	7.5%
Leadership Team (LT)	8.0%
Partners Council (PC)	9.5%

The Participant shall be assigned the corresponding Employer Credit Percentage for a Plan Year based upon his level (and age) as of the Allocation Date, regardless of whether the Participant was at that level (or age) for the entire Plan Year; provided, however, if a Participant has incurred a mid-year Termination Date under Section 3.03(a), the Participant’s level and age on the Participant’s Termination Date shall be used for the Allocation Date specified by Section 2.01(b).

(c)           Employer Credit Amount.

(1)           General Rules.  Unless otherwise provided in the Appendix for one or more specified Participants, the Plan Administrator shall convert the Employer Credit Percentage into a dollar amount by multiplying the Employer Credit Percentage by the Participant’s Base Compensation and Bonus Compensation (each as modified in paragraph (2) below) for the Plan Year, thereafter crediting the resulting product to the Participant’s LRP Account.  The Employer Credit shall be determined by the Plan Administrator as soon as administratively practicable after each Allocation Date and shall be credited to the Participant’s LRP Account effective as of the Allocation Date.  The calculation of the Employer Credit by the Plan Administrator shall be conclusive and binding on all Participants (and their Beneficiaries).  A Participant shall not receive an Employer Credit for any Allocation Dates that occur after the Allocation Date that immediately follows the Participant’s Termination Date.

(2)           Operating Rules.  Unless otherwise provided in the Appendix, the following operating rules shall apply for purposes of determining a Participant’s Employer Credit under this subsection (c):

(i)           The Plan Administrator shall use the Participant’s annualized Base Compensation in effect on the Allocation Date (without regard to whether the Participant’s Base Compensation changed during the Plan Year) in determining the Participant’s Base Compensation and Bonus Compensation.  Notwithstanding the foregoing, if a Participant has incurred a mid-year Termination Date under Section 3.03(a), the Participant’s annualized Base Compensation in effect on the Participant’s Termination Date shall be used in determining the Participant’s Base Compensation and Bonus Compensation for the Allocation Date specified by Section 2.01(b).

(ii)           If a Participant has less than 1 full Year of Participation for the Plan Year (e.g., as may apply in the Participant’s first and last Plan Year of Participation), the Participant’s Base Compensation and Bonus Compensation that shall be used shall be multiplied by the Participant’s fractional Year of Participation for the Plan Year.

(iii)           If the Participant is on an Authorized Leave of Absence or a Disability Leave of Absence when an Allocation Date occurs, and as of the Allocation Date the Participant is not treated by his Employer as having currently applicable information with respect to Base Compensation, Bonus Compensation or Participant level, then the item or items of information that is inapplicable shall be replaced with the corresponding information that was applicable to the Participant as of the day prior to the Participant going on the Authorized Leave of Absence or Disability Leave of Absence.

(iv)           For those Employer Credits that are at a level of 4.5% or higher with respect to an Allocation Date (referred to as a “Full Employer Credit”), once a Participant has been credited with Full Employer Credits for 20 years (i.e., after 20 full Years of Participation) at the percentage levels specified in clause (ii) of Section 5.01(b)(1) or in Section 5.01(b)(2), the Participant shall cease receiving Full Employer Credits and all subsequent Employer Credits made to the Participant’s LRP Account shall be at the percentage level specified in clause (i) of Section 5.01(b)(1).  For this purpose, a Participant’s Years of Participation shall be the total number that is counted pursuant to the break in service rules in Article III, and fractional Years of Participation shall be aggregated into full Years of Participation.  Accordingly, if a Participant has an initial fractional Year of Participation and thereafter works continuously as an Eligible Executive for at least 20 years, the Participant would have an initial fractional Year of Participation, followed by 19 full Years of Participation, and ending with a fractional Year of Participation, which when added to the initial Year of Participation results in a full Year of Participation.  Employer Credits that are made before or after a Participant is receiving Full Employer Credits shall not be limited pursuant to this subparagraph.

(d)           Earnings Credit.

(1)           General Rules.  As of each Valuation Date, the Plan Administrator shall determine a Participant’s Earnings Credit for the period since the last Valuation Date by multiplying the Earnings Rate for the period since the last Valuation Date by the balance of the Participant’s LRP Account as of the current Valuation Date.  This Earnings Credit will be determined as soon as practicable after the applicable Valuation Date, and it shall be credited to the Participant’s LRP Account effective as of such Valuation Date.  If a Participant has less than 1 full Year of Participation for the Plan Year (e.g., as may apply in the Participant’s first and last Plan Year of participation), the Participant shall receive a pro-rated Earnings Credit for that Plan Year that shall be based upon the Participant’s fractional Year of Participation for the Plan Year that was earned prior to the Valuation Date on which the pro-rated Earnings Credit will be made.

(2)           Revisions to Earnings Rate.  As of the end of each Plan Year, beginning with the end of the 2007 Plan Year, the Company shall analyze the current Earnings Rate to determine if the rate provides a market rate of interest.  If the Earnings Rate is considered to provide a market rate of interest, then the Earnings Rate will remain the same for the following Plan Year.  If the Company concludes, in its discretion, that the Earnings Rate does not provide for a market rate of interest, then the Company currently intends to establish a new Earnings Rate to provide a market rate of interest, and the Company currently intends that such new Earnings Rate will apply for the following Plan Year.  The determination of a market rate of interest shall be entirely within the discretion of the Company and shall be based on such factors as the Company determines to consider (e.g., the current 30-year Treasury Bond yield, the current yield on a certificate of deposit equal to the remaining time period for the average Participant to reach Retirement and the LRP Account balance for the average Participant, and such other factors as the Company shall determine in its sole discretion).  The Company’s determination regarding a market rate of interest is final and non-reviewable, and the Company reserves the right to revise its intent in this regard.  If the Earnings Rate is revised for a Plan Year, the Company shall authorize attaching an Exhibit to this Plan document indicating the revised Earnings Rate and the Plan Year to which it applies.

5.02           Vesting Schedule.

(a)           General.  Upon a Separation from Service, a Participant shall only be entitled to a distribution (at the time provided in Section 5.03) of the portion (if any) of his LRP Account that has become vested and nonforfeitable at such time pursuant to the Vesting Schedule (as determined under this Section) that applies to the Participant.  The portion (if any) of the Participant’s LRP Account that has not become vested by the Participant’s Separation from Service shall be forfeited and shall not be distributed to the Participant hereunder.  The portion of the Participant’s LRP Account (from time to time) that has become vested and nonforfeitable pursuant to the Participant’s Vesting Schedule and this Section 5.02 shall be referred to as the Participant’s “Vested LRP Account.”

(b)           Vesting Schedule.  Unless Subsection (c) applies or unless otherwise provided in the Appendix for one or more specific Participants, a Participant’s LRP Account shall become vested and nonforfeitable pursuant to this subsection.

(1)           Vesting Schedule as of January 1, 2008.  Effective January 1, 2008, a Participant shall become 100% vested in his LRP Account upon attaining three (3) Years of Service.  For purposes of Participants in this Plan as of December 31, 2007, this paragraph shall apply to all existing LRP Account balances as of January 1, 2008 based on the Participant’s Years of Service earned both before and after January 1, 2008.

(2)           Vesting Schedule before January 1, 2008.  For periods prior to January 1, 2008, a Participant’s LRP Account shall become vested as follows –

(i)           Upon attaining five (5) Years of Service, a Participant shall become 50% vested in his LRP Account, and

(ii)           Upon attaining ten (10) Years of Service, a Participant shall become 100% vested in his LRP Account.

(c)           Acceleration of Vesting.  Notwithstanding Subsection (b) above, a Participant’s LRP Account shall become 100% vested and nonforfeitable upon the earliest of the following to occur:

(1)           The Participant’s Retirement;

(2)           The Participant becoming Disabled;

(3)           The Participant’s death; or

(4)           The occurrence of a Change in Control.

5.03           Distribution of a Participant’s Vested LRP Account.

The portion of the Participant’s Vested LRP Account that is governed by the terms of this 409A Program shall be distributed as provided in this Section.  All distributions shall be paid in cash.  In no event shall any portion of a Participant’s Vested LRP Account be distributed earlier or later than is allowed under Section 409A.

(a)           Distribution Upon Separation from Service.  Unless the provisions of subsection (b), (c), (d) or (e) apply, a Participant’s Vested LRP Account shall be distributed upon a Participant’s Separation from Service (other than for death) as follows:

(1)           If a Participant is age 55 or older on the Participant’s Separation from Service, the Participant’s Vested LRP Account shall be distributed in a single lump sum payment as of the last day of the calendar quarter that occurs on or immediately follows the Participant’s Separation from Service.

(2)           If a Participant is less than age 55 on the Participant’s Separation from Service, the Participant’s Vested LRP Account shall be distributed in a single lump sum payment as of the last day of the calendar quarter that occurs on or immediately follows the Participant’s 55th birthday.

(3)           If the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Vested LRP Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least 6 months after the Participant’s Separation from Service.  This shall be implemented as follows –

(i)           If the Participant is less than age 55 on the Participant’s Separation from Service and the Participant is classified as a Key Employee, the distribution shall occur as provided in paragraph (2) above, or if later, the last day of the calendar quarter that occurs on or immediately follows the date that is 6 months after the Participant’s Separation from Service; and

(ii)           If the Participant is age 55 or older on the Participant’s Separation from Service and the Participant is classified as a Key Employee, the distribution shall occur as of the last day of the calendar quarter that occurs on or immediately follows the date that is 6 months after the Participant’s Separation from Service.

If the Participant’s Vested LRP Account balance is zero on his Separation from Service, the Participant shall be deemed to have received a distribution on his Separation from Service equal to zero dollars and the unvested portion of his LRP Benefit shall be forfeited subject to Section 3.04.

(b)           Distributions Upon Death.  Notwithstanding subsection (a), (c) or (d), if a Participant dies, the Participant’s Vested LRP Account shall be distributed in accordance with the following terms and conditions:

(1)           Upon a Participant’s death, the Participant’s Vested LRP Account shall be distributed in a single lump sum payment as of the last day of calendar quarter that occurs on or immediately follows the Participant’s death.  Amounts paid following a Participant’s death shall be paid to the Participant’s Beneficiary.

(2)           Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator at least 14 days before any such amount is distributed.  Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator or any other party acting for one or more of them.

(c)           Disability Payment Elections.  If a Participant has made a valid Disability Payment Election, his Vested LRP Account shall be distributed in a single lump sum payment on the last day of the calendar quarter that occurs on or immediately follows the specific payment date selected on the Disability Payment Election.

(d)           Break in Service.  Subject to subsection (e), a Break in Service Participant’s Vested LRP Account shall be distributed as follows:

(1)           Pre-Break Subaccount.  A Break in Service Participant’s Pre-Break Subaccount shall be distributed in a single lump sum payment as of the last day of the calendar quarter that occurs on or immediately follows the Participant’s 55th birthday.  However, if a Break in Service Participant has made a valid Break in Service Payment Election, his Pre-Break Subaccount shall be distributed in a single lump sum payment on the last day of the calendar quarter that occurs on or immediately follows the specific payment date (or if applicable, a later Separation from Service) as selected on the Break in Service Payment Election.

(2)           Post-Break Subaccount.  The distribution of a Break in Service Participant’s Post-Break Subaccount shall be governed by the provisions of subsection (a).

(e)           Involuntary Cashout.  Notwithstanding subsection (a) or (d), if a Participant incurs a Separation from Service (other than for death or Disability) and the Participant’s Vested LRP Benefit (together with any other deferred compensation benefits that are required to be aggregated with the LRP Benefit under Section 409A) is equal to or less than $15,000 at any time on or after such Separation from Service, the Participant’s Vested LRP Account shall be distributed in a single lump sum payment as of the last day of the calendar quarter on or immediately following the Participant’s Separation from Service (or on or immediately following such later date that this subsection is determined to apply).  However, if the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Vested LRP Account shall be paid as of the last day of the calendar quarter on or immediately following the date that is 6 months after the Participant’s Separation from Service.

(f)           Actual Payment Date.  An amount payable on a date specified in this Section shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date.  In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

5.04           Valuation.

In determining the amount of any individual distribution pursuant to Section 5.03, the Participant's LRP Account shall continue to be credited with earnings (whether positive or negative) as specified in Section 5.01(d) until the Valuation Date that is used in determining the amount of the distribution under Section 5.03.  The Valuation Date to be used in valuing a distribution under Section 5.03 shall be the Valuation Date that occurs on the last day of the calendar quarter on which the payment is to be made.

5.05           FICA Taxes and LRP Account Reduction.

(a)           Calculation of FICA Taxes.  For each Plan Year in which a Participant’s Account (or portion of the Account) vests pursuant to Section 5.02 or the Appendix, the Company shall calculate the applicable FICA taxes that are due and shall pay such FICA taxes to the applicable tax authorities as provided by Treasury Regulation Section 31.3121(v)(2)-1.  The amount of the applicable FICA taxes that are the responsibility of the Participant pursuant to Code Section 3101 shall be paid from the Participant’s LRP Account as provided in Subsection (b).

(b)           Reduction in LRP Account Balance.  Effective as of each Allocation Date in a Plan Year for which FICA taxes are paid for a Participant pursuant to Subsection (a), the Company shall withhold such FICA taxes from the Participant’s LRP Account and reduce the Participant’s LRP Account balance by the following amount –

(1)           The amount of the applicable FICA taxes calculated by the Company that are the responsibility of the Participant pursuant to Code Section 3101 (the “FICA Amount”), plus

(2)           The amount of Federal, state and local income taxes that are due on the distribution of the FICA Amount from the Participant’s LRP Account, which net of its own Federal, state and local income taxes, is sufficient to enable the Company to pay the full FICA Amount from the Participant’s LRP Account to the applicable tax authorities.

The amount calculated pursuant to this Subsection shall be final and binding on the Participant and shall reduce the Participant’s LRP Account effective as of each applicable Allocation Date for which a FICA Amount is paid.

ARTICLE VI – PLAN ADMINISTRATION

6.01           Plan Administrator.

The Plan Administrator is responsible for the administration of the Plan.  The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator.  Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Law Department determines are legally permissible.

6.02           Powers of the Plan Administrator.

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the power:

(a)           To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b)           To exercise its discretionary authority to make all decisions regarding eligibility, participation and benefits, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ LRP Accounts;

(c)           To compute and certify to the Employer the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d)           To authorize all disbursements by the Employer pursuant to this Plan;

(e)           To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f)           To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g)           To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h)           To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and

(i)           To perform any other acts or make any other decisions with respect to the Plan as it deems are appropriate or necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters shall be final and conclusive on all parties.  Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination.  As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.  In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

6.03           Compensation, Indemnity and Liability.

The Plan Administrator shall serve without bond and without compensation for services hereunder.  All expenses of the Plan and the Plan Administrator shall be paid by the Employer.  To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant LRP Accounts, thereby reducing the obligation of the Employer.  No member of the Plan Administrator, and no individual acting as the delegate of the Plan Administrator, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his own part, excepting his own willful misconduct.  The Employer shall indemnify and hold harmless each member of the Plan Administrator and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Plan Administrator against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his service as the Plan Administrator (or his serving as the delegate of the Plan Administrator), excepting only expenses and liabilities arising out of his own willful misconduct.

6.04           Taxes.

If the whole or any part of any Participant’ s LRP Account becomes liable for the payment of any estate, inheritance, income, employment, or other tax which the Company may be required to pay or withhold, the Company will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant.  If such withholding is made from a Participant’s Plan distribution (or the Participant’s LRP Account), the amount of such withholding will reduce the amount of the Plan distribution (or the Participant’s LRP Account).  To the extent practicable, the Company will provide the Participant notice of such withholding.  Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.  In addition, to the extent required by Section 409A amounts deferred under this Plan shall be reported on the Participants’ Forms W-2.  Also, any amounts that become taxable hereunder shall be reported as taxable wages on a Participant’s Form W-2.

6.05           Records and Reports.

The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and government regulations issued thereunder relating to records of Participants’ service and benefits, notifications to Participants; reports to, or registration with, the Internal Revenue Service; reports to the Department of Labor; and such other documents and reports as may be required by ERISA.

6.06           Rules and Procedures.

The Plan Administrator may adopt such rules and procedures as it deems necessary, desirable, or appropriate.  To the extent practicable and as of any time, all rules and procedures of the Plan Administrator shall be uniformly and consistently applied to Participants in the same circumstances.  When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant or Beneficiary and the legal counsel of the Plan Administrator or the Company.

6.07           Applications and Forms.

The Plan Administrator may require a Participant or Beneficiary to complete and file with the Plan Administrator an application for a distribution and any other forms (or other methods for receiving information) approved by the Plan Administrator, and to furnish all pertinent information requested by the Plan Administrator.  The Plan Administrator may rely upon all such information so furnished it, including the Participant’s or Beneficiary’s current mailing address, age and marital status.

6.08           Conformance with Section 409A.

At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of benefits under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program.  In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VII – CLAIMS PROCEDURES

7.01           Claims for Benefits.

If a Participant, Beneficiary or other person (hereafter, “Claimant”) does not receive timely payment of any benefits which he believes are due and payable under the Plan, he may make a claim for benefits to the Plan Administrator.  The claim for benefits must be in writing and addressed to the Plan Administrator.  If the claim for benefits is denied, the Plan Administrator shall notify the Claimant in writing within 90 days after the Plan Administrator initially received the benefit claim.  However, if special circumstances require an extension of time for processing the claim, the Plan Administrator shall furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period.  Any notice of extension shall indicate the reasons for the extension and the date by which the Plan Administrator expects to make a determination.  Any notice of a denial of benefits shall be in writing and drafted in a manner calculated to be understood by the Claimant and shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his claim, and the steps which the Claimant must take to have his claim for benefits reviewed on appeal.

7.02           Appeals.

Each Claimant whose claim for benefits has been denied may file a written request for a review of his claim by the Plan Administrator.  The request for review must be filed by the Claimant within 60 days after he received the written notice denying his claim.  Upon review, the Plan Administrator shall provide the Claimant a full and fair review of the claim, including the opportunity to submit written comments, documents, records and other information relevant to the claim and the Plan Administrator's review shall take into account such comments, documents, records and information regardless of whether they were submitted or considered at the initial determination.  The decision of the Plan Administrator shall be made within 60 days after receipt of a request for review and will be communicated in writing and in a manner calculated to be understood by the Claimant.  Such written notice shall set forth the basis for the Plan Administrator's decision.  If there are special circumstances which require an extension of time for completing the review, the Plan Administrator shall furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period.  Any notice of extension shall indicate the reasons for the extension and the date by which the Plan Administrator expects to make a determination.

7.03           Special Claims Procedures for Disability Determinations.

Notwithstanding Sections 7.01 and 7.02, if the claim or appeal of the Claimant relates to benefits while a Participant is disabled, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).  These provisions include the following:

(a)           If the Plan Administrator wholly or partially denies a Claimant’s claim for disability benefits, the Plan Administrator shall provide the Claimant, within a 45-day response period following the receipt of the claim by the Plan Administrator, a comprehensible written notice setting forth (1) the basis for the denial, (2) any additional material or information necessary for the Claimant to perfect his claim, and (3) the steps which the Claimant must take to have his claim for benefits reviewed on appeal.  If, for reasons beyond the control of the Plan Administrator, an extension of time is required for processing the claim, the Plan Administrator will send a written notice of the extension, an explanation of the circumstances requiring extension and the expected date of the decision before the end of the 45-day period.  The Plan Administrator may only extend the 45-day period twice, each in 30-day increments.  If at any time the Plan Administrator requires additional information in order to determine the claim, the Plan Administrator shall send a written notice explaining the unresolved issues that prevent a decision on the claim and a listing of the additional information needed to resolve those issues.  The Claimant will have 45 days from the receipt of that notice to provide the additional information, and during the time that a request for information is outstanding, the running of the time period in which the Plan Administrator must decide the claim will be suspended.

(b)           If the Plan Administrator denies all or part of a claim, further review of the claim is available upon written request by the Claimant to the Plan Administrator within 180 days after receipt by the Claimant of written notice of the denial.  Upon review, the Plan Administrator shall provide the Claimant a full and fair review of the claim, including the opportunity to submit written comments, documents, records and other information relevant to the claim and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination.  The decision on review shall be made within 45 days after receipt of the request for review, unless circumstances beyond the control of the Plan Administrator warrant an extension of time not to exceed an additional 45 days.  If this occurs, written notice of the extension will be furnished to the Claimant before the end of the initial 45-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision.  The final decision shall be in writing and drafted in a manner calculated to be understood by the Claimant, and shall include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based.

7.04           Exhaustion of Claims Procedures.

Before filing any claim or action in court or in another tribunal, the Executive, former Executive, Participant, former Participant, Spouse, former Spouse or other individual, person, entity, representative, or group of one or more of the foregoing (collectively, a “Claimant”) must first fully exhaust all of the Claimant’s actual or potential rights under the claims procedures of Sections 7.01, 7.02 and 7.03, including such rights as the Plan Administrator may choose to provide in connection with novel claims, disputes or issues or in particular situations.  For purposes of the prior sentence, any Claimant that has any claim, dispute, issue or matter that implicates in whole or in part –

(a)           The interpretation of the Plan,

(b)           The interpretation of any term or condition of the Plan,

(c)           The interpretation of the Plan (or any of its terms or conditions) in light of applicable law,

(d)           Whether the Plan or any term or condition under the Plan has been validly adopted or put into effect,

(e)           Whether the Plan or any term or condition under the Plan satisfies any applicable law, or

(f)           Any claim, issue or matter deemed similar to any of the foregoing by the Plan Administrator

(or two or more of these) shall not be considered to have satisfied the exhaustion requirement of this Section unless the Claimant first submits the claim, dispute, issue or matter to the Plan Administrator to be processed pursuant to the claims procedures of Sections 7.01, 7.02 and 7.03 or to be otherwise considered by the Plan Administrator, and regardless of whether claims, disputes, issues or matters that are not listed above are of greater significance or relevance.  The exhaustion requirement of this Section shall apply even if the Plan Administrator has not previously defined or established specific claims procedures that directly apply to the submission and consideration of such claim, dispute, issue or matter, and in which case the Plan Administrator (upon notice of the claim, dispute, issue or matter) shall either promptly establish such claims procedures or shall apply (or act by analogy to) the claims procedures of Sections 7.01, 7.02 and 7.03 that apply to claims for benefits.  Upon review by any court or other tribunal, this exhaustion requirement is intended to be interpreted to require exhaustion in as many circumstances as possible (and any steps necessary to effect this intent should be taken).

7.05           Limitations on Actions.

Effective from and after January 1, 2008, any claim or action filed in state or Federal court (or any other tribunal) by or on behalf of a Claimant (as defined in Section 7.04) with respect to this Plan must be brought within the applicable timeframe that relates to the claim or action, listed as follows:

(a)           Any claim or action relating to the alleged wrongful denial of Plan benefits must be brought within two years of the earlier of the date that the Claimant received the payment of the Plan benefits that are the subject of the claim or action or the date that the Claimant has received his calculation of Plan benefits that are the subject of the claim or action; and

(b)           Any other claim or action not covered by subsection (a) above (including a claim or action relating to an alleged interference or violation of ERISA-protected rights), must be brought within two years of the date when the Claimant has actual or constructive knowledge of the acts that are alleged to give rise to the claim or action.

Failure to bring any such claim or action within the aforementioned timeframes shall mean that such claim or action is null and void and of no effect.  Correspondence or other communications (including the mandatory claims procedures in this Article VII) by the Company, an Employer, the Plan Administrator or any other person or entity related or affiliated with the YUM! Organization shall have no effect on the above timeframes.

Any claim or action brought or filed in court or any other tribunal in connection with the Plan by or on behalf of a Claimant (as defined in Section 7.04) shall only be brought and filed in the United States District Court for the Western District of Kentucky.

ARTICLE VIII – AMENDMENT AND TERMINATION

8.01           Amendment to the Plan.

The Company, or its delegate, has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the terms and conditions of LRP Benefits, the terms on which distributions are made, and the form and timing of distributions.  However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the balance of a Participant’s Vested LRP Account as of the date such amendment is adopted.  In addition, the Company shall have the limited right to amend the Plan at any time, retroactively or otherwise, in such respects and to such extent as may be necessary to fully qualify it under existing and applicable laws and regulations, and if and to the extent necessary to accomplish such purpose, may by such amendment decrease or otherwise affect benefits to which Participants may have already become entitled, notwithstanding any provision herein to the contrary.

The Company’s right to amend the Plan shall not be affected or limited in any way by a Participant’s Retirement or other Separation from Service.  In addition, the Company’s right to amend the Plan shall not be affected or limited in any way by a Participant’s death or Disability.  Prior practices by the Company or an Employer shall not diminish in any way the rights granted the Company under this Section.  Also, it is expressly permissible for an amendment to affect less than all of the Participants covered by the Plan.

Any amendment shall be in writing and adopted by the Company or by any officer of the Company who has authority or who has been granted or delegated the authority to amend this Plan.  An amendment or restatement of this Plan shall not affect the validity or scope of any grant or delegation of such authority, which shall instead be solely determined based upon the terms of the grant or delegation (as determined under applicable law).  All Participants and Beneficiaries shall be bound by such amendment.

Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

8.02           Termination of the Plan.

The Company expects to continue this Plan, but does not obligate itself to do so.  The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any state).  Such termination shall be in writing and adopted by the Company or by any officer of the Company who has authority or who has been granted or delegated the authority to terminate this Plan.  An amendment or restatement of this Plan shall not affect the validity or scope of any grant or delegation of such authority, which shall instead be solely determined based upon the terms of the grant or delegation (as determined under applicable law).

Termination of the Plan shall be binding on all Participants (and a partial termination shall be binding upon all affected Participants), but in no event may such termination reduce the balance of a Participant’s Vested LRP Account at the time of the termination.  If this Plan is terminated (in whole or in part), the affected Participants’ Vested LRP Accounts may either be paid in a single lump sum immediately, or distributed in some other manner consistent with this Plan, as provided by the Plan termination resolution.  The Company’s rights under this Section shall be no less than its rights under Section 8.01.  Thus, for example, the Company may amend the Plan pursuant to the third sentence of Section 8.01 in conjunction with the termination of the Plan, and such amendment will not violate the prohibition on reducing a Participant’s Vested LRP Account under this Section 8.02.  This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 8.01.

ARTICLE IX – MISCELLANEOUS

9.01           Limitation on Participant Rights.

Participation in this Plan does not give any Participant the right to be retained in the Employer's or Company's employ (or any right or interest in this Plan or any assets of the Company or Employer other than as herein provided).  The Company and Employer reserve the right to terminate the employment of any Participant without any liability for any claim against the Company or Employer under this Plan, except for a claim for payment of benefits as provided herein.

9.02           Unfunded Obligation of Individual Employer.

The benefits provided by this Plan are unfunded.  All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer.  Nothing contained in this Plan requires the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants.  Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Employer asset.  This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of his Employer with respect to benefits granted hereunder.  Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Employer.  No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or his Beneficiary.  In the event a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for benefits made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

9.03           Other Benefit Plans.

This Plan shall not affect the right of any Eligible Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax-favored treatment.

9.04           Receipt or Release.

Any payment to a Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Employer and the Company, and the Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.05           Governing Law.

This Plan shall be construed, administered, and governed in all respects in accordance with ERISA and, to the extent not preempted by ERISA, in accordance with the laws of the State of Kentucky.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.06           Adoption of Plan by Related Employers.

The Plan Administrator may select as an Employer any division of the Company, as well as any member of the YUM! Organization, and permit or cause such division or organization to adopt the Plan.  The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer.  The requirements for Plan adoption are entirely within the discretion of the Plan Administrator and, in any case where the status of an entity as an Employer is at issue, the determination of the Plan Administrator shall be absolutely conclusive.

9.07           Rules of Construction.

The provisions of this Plan shall be construed according to the following rules:

(a)           Gender and Number.  Whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other.

(b)           Examples.  Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

(c)           Compounds of the Word “Here”.  The words "hereof", “herein”, "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Plan, not to any particular provision or section.

(d)           Effect of Specific References.  Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provisions, is less complete or broad.

(e)           Subdivisions of the Plan Document.  This Plan document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs, subparagraphs and clauses.  Articles are designated by capital roman numerals.  Sections are designated by Arabic numerals containing a decimal point.  Subsections are designated by lower-case letters in parentheses.  Paragraphs are designated by Arabic numbers in parentheses.  Subparagraphs are designated by lower-case roman numerals in parenthesis.  Clauses are designated by upper-case letters in parentheses.  Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section.  A similar reading shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

(f)           Invalid Provisions.  If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

9.08           Successors and Assigns; Nonalienation of Benefits.

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the LRP Account of a Participant are not (except as provided in Sections 5.05 and 6.04) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or any Employer.  Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Vested LRP Account of a Participant.  Any such payment shall be charged against and reduce the Participant’s Account.

9.09           Facility of Payment.

Whenever, in the Plan Administrator's opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable.  Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

ARTICLE X – SIGNATURE

IN WITNESS WHEREOF, this 409A Program is hereby amended and restated by the Company’s duly authorized officer to be effective as provided herein.

YUM! BRANDS, INC.

By:
Anne Byerlein, Chief People Officer

Signature Date

APPENDIX

This Appendix modifies particular terms of this Plan document as it may apply to certain groups and situations.  Except as specifically modified in this Appendix, the foregoing main provisions of this Plan document shall fully apply in determining the rights and benefits of Participants.  In the event of a conflict between this Appendix and the foregoing main provisions of this Plan document, the Appendix shall govern.

APPENDIX ARTICLE A – LRP BENEFITS FOR CERTAIN PARTICIPANTS

A.01           Scope.

This Article A provides special rules that relate to certain Participants in the Plan.  This Article A applies only to the following Class I Appendix Participants and Class II Appendix Participants listed in subsections (a) and (b) below.

(a)           Class I.  Class I Appendix Participants are Scott Bergren, Clyde Leff, Micky Pant, Robert Lauber, Michael Liewen and effective as of May 7, 2007, Albert Baladi.  Effective as of June 1, 2007, Clyde Leff incurred a Separation from Service and shall no longer be an active Participant after that date.

(b)           Class II.  Effective as of July 1, 2006, Brian Niccol, Angelia Pelham, Misty Reich, Patrick Grismer, Douglas Hasselo, and William Pearce shall be Class II Appendix Participants.  Effective as of February 16, 2007, William Pearce incurred a Separation from Service and shall no longer be an active Participant after that date.  Effective as of January 1, 2009, Sandi Karrman shall become a Class II Appendix Participant.

A.02           Allocation Date for Class I Appendix Participants.

(a)           From and After January 1, 2007.  Beginning from and after January 1, 2007, the Allocation Date listed in Article II shall apply to each Class I Appendix Participant.

(b)           Plan Years Prior to January 1, 2007.  Except as provided in Subsection (c) below, for Plan Years prior to January 1, 2007, the Allocation Date for a Class I Appendix Participant shall be each anniversary of a Class I Appendix Participant’s date of hire by his Employer beginning with the first anniversary that is one (1) year after his date of hire.  A Class I Appendix Participant shall also have an Allocation Date on his Termination Date.

(c)           Transition Rules for 2006.  For the 2006 Plan Year, each Class I Appendix Participant shall have two (2) Allocation Dates during the 2006 Plan Year.  The first Allocation Date shall be as provided in Subsection (b) above.  The second Allocation Date shall be as of the last business day of the 2006 Plan Year.  In determining the Employer Credit amount for each Allocation Date during 2006, the Plan Administrator shall use the Class I Appendix Participant’s annualized Base Compensation in effect on each Allocation Date (and shall not prorate the compensation if the Class I Appendix Participant received an increase in Base Compensation during the applicable period).  In addition, for the second Allocation Date (which shall be on the last business day of the 2006 Plan Year) the Class I Appendix Participant’s Base Compensation that shall be used shall be equal to the Class I Appendix Participant’s annualized Base Compensation in effect on the second Allocation Date multiplied by the Class I Appendix Participant’s fractional Year of Participation earned from the period beginning from the first Allocation Date and ending on the second Allocation Date.

A.03           Employer Credit for Class I Appendix Participants.

(a)           Employer Credit Percentage.  In lieu of the Employer Credit Percentage under Section 5.01(b), a Class I Appendix Participant’s Employer Credit Percentage (and his “Maximum Years of Employer Credits” in Subsection (b)(2)(vi) below) shall be equal to the following –

Class I Appendix Participant	Employer Credit Percentage	Maximum Years of Employer Credits
Albert Baladi	21.5%	No maximum
Scott Bergren	28%	No maximum
Clyde Leff	20%	9
Micky Pant	20%	No maximum
Robert Lauber	16%	20
Michael Liewen	20%	12

The Employer Credit Percentage listed above shall remain the same during the Class I Appendix Participant’s participation in the Plan and shall not change due to a change in his employment level or age.

(b)           Employer Credit Amount.

(1)           General Rule.  In lieu of the provisions under Section 5.01(c), a Class I Appendix Participant’s Employer Credit shall be determined by the Plan Administrator by converting the Employer Credit Percentage into a dollar amount by multiplying the Employer Credit Percentage by the Class I Appendix Participant’s Base Compensation (as modified in paragraph (2) below), thereafter crediting the resulting product to the Class I Appendix Participant’s LRP Account.  However, notwithstanding the foregoing, effective from and after January 1, 2008 the Employer Credit for Scott Bergren, Mickey Pant and Albert Baladi shall be determined by multiplying their respective Employer Credit Percentages by their Base Compensation and Bonus Compensation (as modified in paragraph (2) below), and thereafter crediting the resulting product to their respective LRP Accounts.  The Employer Credit shall be determined by the Plan Administrator as soon as administratively practicable after each Allocation Date and shall be credited to the Class I Appendix Participant’s LRP Account effective as of the Allocation Date.  The calculation of the Employer Credit by the Plan Administrator shall be conclusive and binding on all Class I Appendix Participants (and their Beneficiaries).

(2)           Operating Rules.  The following operating rules shall apply for purposes of determining a Class I Appendix Participant’s Employer Credit under this Subsection (b):

(i)           The Plan Administrator shall use the Class I Appendix Participant’s annualized Base Compensation in effect on the Allocation Date (and shall not prorate the compensation if the Class I Appendix Participant received an increase in Base Compensation during the applicable period).

(ii)           If a Class I Appendix Participant has less than one (1) Year of Participation measured from the last Allocation Date for which the Class I Appendix Participant received an Employer Credit to the current Allocation Date (e.g., as may apply upon the Class I Appendix Participant’s Termination Date), the Class I Appendix Participant’s Base Compensation that shall be used shall be equal to the Class I Appendix Participant’s annualized Base Compensation multiplied by the Class I Appendix Participant’s fractional Year of Participation for such period.

(iii)           If applicable, the transition rules in Section A.02 for the 2006 Plan Year shall apply.

(iv)           The rules of Section 5.01(c)(2)(iii) shall apply (i.e., the rules on Employer Credits during an Authorized Leave of Absence); provided, however, an Employer Credit for a Class I Appendix Participant shall only be based on his Base Compensation (or his Base Compensation and Bonus Compensation for Scott Bergren, Mickey Pant and Albert Baladi).

(v)           Notwithstanding anything in the Plan or the Appendix to the contrary, a Class I Appendix Participant shall not receive an Employer Credit using his applicable Bonus Compensation; provided however this subparagraph shall not apply to Scott Bergren, Mickey Pant and Albert Baladi.

(vi)           A Class I Appendix Participant shall not receive an Employer Credit under the Plan after the Class I Appendix Participant’s LRP Account has been credited with the “Maximum Years of Employer Credits” listed in the chart in Subsection (a) above (i.e., after the applicable number of full Years of Participation as an active Participant in the Plan).  For this purpose, all of a Class I Appendix Participant’s Years of Participation shall be counted (including Years of Participation before a break in service), and fractional Years of Participation shall be aggregated into full Years of Participation.  However, if a Class I Appendix Participant has “no maximum” listed in the chart in Subsection (a) above, then the provisions of this subparagraph shall not apply to such Class I Appendix Participant.

A.04           Special Interim Earnings Rate for Class I Appendix Participants.

Notwithstanding Section 2.15(b), the Earnings Rate for Class I Appendix Participants for the period prior to January 1, 2007 shall be the Earnings Rate provided in Section 2.15(a) (i.e., 6% per annum).  Beginning from and after January 1, 2007, the Earnings Rate for Class I Appendix Participants shall be as provided in Section 2.15(b) (i.e., 5% per annum), subject to adjustment in Section 5.01(d).

A.05           Vesting for Class I Appendix Participants.

In lieu of Section 5.02(b), a Class I Appendix Participant’s LRP Account shall become vested and nonforfeitable as follows:

(a)           For Scott Bergren, his LRP Account shall become vested and nonforfeitable as follows:

Years of Service	Vested Percentage
1	0%
2	25%
3	50%
4	75%
5	100%

(b)           For all Class I Appendix Participants other than Scott Bergren, their LRP Accounts shall become 100% vested and nonforfeitable after five (5) Years of Service.

(c)           Effective January 1, 2008, all Class I Appendix Participants shall become 100% vested in his LRP Account upon attaining three (3) Years of Service.  For purposes of Class I Appendix Participants in this Plan as of December 31, 2007, this paragraph shall apply to all existing LRP Account balances as of January 1, 2008 based on the Class I Appendix Participant’s Years of Service earned both before and after January 1, 2008.

A.06           Employer Credit Percentage for Class II Appendix Participants.

Effective from and after January 1, 2008, the Employer Credit Percentage under Section 5.01(b)(1)(ii) (i.e., the percentage schedule based on levels) shall not apply to a Class II Appendix Participant, but rather a Class II Appendix Participant’s Employer Credit Percentage shall be replaced with the following –

Class II Appendix Participant Level as of Allocation Date	Employer Credit Percentage
Level 14	7.0%
Level 15	8.0%
Level 16	9.0%
Leadership Team (LT)	9.5%
Partner Counsel (PC)	11.5%

The Employer Credit Percentage listed above shall be used for all Allocation Dates for a Class II Appendix Participant (a) which occur while the Class II Appendix Participant is earning Years of Service under the Plan that is prior to a break in service and (b) which is solely for the period for which Section 5.01(b)(1)(ii) would otherwise apply (i.e., age 40 or greater as of the Allocation Date).  The Class II Appendix Participant shall be assigned the corresponding Employer Credit Percentage for a Plan Year based upon his level status as of the Allocation Date, regardless of whether the Class II Appendix Participant was at that level for the entire Plan Year.  The amount of the Employer Credit shall then be calculated under the provisions of Section 5.01(c).

A.07           Special Additional Employer Credit for Specified Class II Appendix Participants.

Effective from and after January 1, 2009, the Class II Appendix Participants identified below shall receive a special additional Employer Credit (the “Special Employer Credit”) at the “Special Employer Credit Percentage” specified below –

Class II Appendix Participant	Special Employer Credit Percentage	Date Upon Which the Special Employer Credit (and Related Earnings) Becomes Vested
Brian Niccol	7%	December 31, 2014
Misty Reich	6.5%	December 31, 2012

The Special Employer Credit shall be subject to the following requirements –

(a)           The Special Employer Credit is in addition to the Employer Credit to which the Class II Appendix Participants identified above receive under Section 5.01(b)(1)(i) (i.e., the 1% Employer Credit);

(b)           This Special Employer Credit shall begin on January 1, 2009 and shall be used for all Allocation Dates for the applicable Class II Appendix Participant which occur while the applicable Class II Appendix Participant is earning Years of Service under the Plan;

(c)           The Special Employer Credit shall terminate as of the date when the Employer Credit Percentage listed in Section A.06 applies or the Class II Appendix Participant’s Termination Date (if earlier);

(d)           The amount of the Special Employer Credit shall be calculated under the provisions of Section 5.01(c) using the Special Employer Credit Percentage; and

(e)           In lieu of Section 5.02(b), the total amount of all the Special Employer Credits made to the applicable Class II Appendix Participant’s LRP Account pursuant to this Section A.07 shall become 100% vested and nonforfeitable as of the date listed in the above table; provided that the applicable Class II Appendix Participant is an Eligible Executive of an Employer on such vesting date.

ARTICLE B – PARTICIPATION BY EXECUTIVES ON INTERNATIONAL ASSIGNMENTS

B.01           Scope.

This Article B supplements the main portion of the Plan document with respect to any person who qualifies as a Foreign-Assigned Executive and who is transferred to a Temporary Assignment outside the United States with a 2009 Foreign Subsidiary, as those terms are defined in Article II of the Plan.  It is effective as of January 1, 2009 for individuals that are employed by the Yum! Organization on or after that date, except as provided in Section B.03.

B.02           Eligible Countries.

(a)           In general.  For purposes of the definition of Executive under Article II of the Plan, and subject to any additional requirements that may apply under subsection (b) below, the following are the countries to which an individual may be assigned (in connection with a Temporary Assignment that is referenced in subsection (b) of the Plan’s definition of Executive):

(1)           Australia,

(2)           Canada,

(3)           China,

(4)           Dubai,

(5)           India,

(6)           Singapore, or

(7)           United Kingdom.

(b)           Additional Requirements for Certain Countries.  The following provisions shall apply to an individual who is transferred to a Temporary Assignment in one of the following countries:

(1)           Temporary Assignment in Australia.

(i)           An individual who is an executive classification in Australia at a 2009 Foreign Subsidiary and who is not on an Employer’s United States payroll (as defined in the main portion of the Plan) shall not be deemed an Executive during his period of service in Australia.  However, if the individual’s employment in Australia was a Temporary Assignment and contributions to United States Social Security were made for such individual during the Temporary Assignment pursuant to a totalization agreement, then, upon this individual’s return to an executive classification on an Employer’s United States payroll, the individual shall be deemed to have been an Executive for the duration of his Temporary Assignment, and, subject to paragraph (ii) below, the Plan Administrator shall credit such individual’s LRP Account with Employer Credits and Earnings Credits to the same extent as would have been credited had the individual been an Executive throughout the Temporary Assignment.

(ii)           The LRP Account of a Participant to whom paragraph (i) applies shall be adjusted to reflect any vested benefits payable to the Participant from a “broad-based foreign retirement plan” (as defined in Treasury Regulation § 1.409A-1(a)(3)) with respect to his Temporary Assignment in Australia.  If a benefit is payable to such Participant with respect to his Temporary Assignment under a plan or arrangement that is not a broad-based foreign retirement plan, the Participant’s LRP Account shall be reduced only to the extent of the value of the Participant’s benefit under such other plan as of immediately prior to the Participant’s return to an executive classification on an Employer’s United States payroll, and such reduction shall be applied only to the benefit that accrues immediately upon the Participant’s return.

(2)           Temporary Assignment in Canada.

(i)           An individual who is an executive classification in Canada at a 2009 Foreign Subsidiary and who is not on an Employer’s United States payroll shall not be deemed an Executive during his period of service in Canada.  However, if the individual’s employment in Canada was a Temporary Assignment and contributions to United States Social Security were made for such individual during the Temporary Assignment pursuant to a totalization agreement, then, upon this individual’s return to an executive classification on an Employer’s United States payroll, the individual shall be deemed to have been an Executive for the duration of his Temporary Assignment, and, subject to paragraph (ii) below, the Plan Administrator shall credit such individual’s LRP Account with Employer Credits and Earnings Credits to the same extent as would have been credited had the individual been an Executive throughout the Temporary Assignment.

(ii)           The LRP Account of a Participant to whom paragraph (i) applies  shall be adjusted to reflect any vested benefits payable to the Participant from a “broad-based foreign retirement plan” (as defined in Treasury Regulation § 1.409A-1(a)(3)) with respect to his Temporary Assignment in Canada.  If a benefit is payable to such Participant with respect to his Temporary Assignment under a plan or arrangement that is not a broad-based foreign retirement plan, the Participant’s LRP Account shall be reduced only to the extent of the value of the Participant’s benefit under such other plan as of immediately prior to the Participant’s return to an executive classification on an Employer’s United States payroll, and such reduction shall be applied only to the benefit that accrues immediately upon the Participant’s return.

(3)           Temporary Assignment in Singapore.

(i)           An individual who is in an executive classification in Singapore at a 2009 Foreign Subsidiary may only be, for a Plan Year, an Executive pursuant to subsection (b) of the Plan’s definition of Executive, if such individual has been granted Not Ordinarily Resident status in Singapore (“NOR Status”) for such year, or if he is eligible to obtain NOR Status for such year.  As of January 1, 2009, an individual is eligible to obtain NOR Status for up to five years if:

(A)           In the year his Singapore assignment begins he is a Singapore resident solely for Singapore income tax purposes, but he was not a resident for income tax purposes in any of the three prior years; and

(B)           His income earned from employment in Singapore is at least SGD$160,000.

Notwithstanding the preceding provisions of this paragraph (1), from and after January 1, 2009, an individual shall meet the requirements of this paragraph (1) only if he meets the then-applicable requirements imposed by the laws of Singapore, as amended from time to time, for favorable tax treatment of the benefits that he accrues under the Plan in connection with his employment in Singapore.

(ii)           The LRP Account of a Participant to whom paragraph (i) applies shall be adjusted to reflect any vested benefits payable to the Participant from a “broad-based foreign retirement plan” (as defined in Treasury Regulation § 1.409A-1(a)(3)) with respect to his Temporary Assignment in Singapore.

(4)           Temporary Assignment in India.

(i)           A person who is in an executive classification in India at a 2009 Foreign Subsidiary and who is not on an Employer’s United States payroll (as defined in the main portion of the Plan) shall not be deemed an Executive during his period of service in India.  However, if the individual’s employment in India was a Temporary Assignment and contributions were made for such individual to the Employee’s Provident Fund scheme, the Employee’s Pension scheme and the Employees’ Deposit Linked Insurance scheme (under the Employees’ Provident Fund and Miscellaneous Provisions Act of India) during the Temporary Assignment, then, upon this individual’s return to an executive classification on an Employer’s United States payroll, the individual shall be deemed to have been an Executive for the duration of his Temporary Assignment, and, subject to paragraph (ii) below, the Plan Administrator shall credit such individual’s LRP Account with Employer Credits and Earnings Credits to the same extent as would have been credited had the individual been an Executive throughout the Temporary Assignment.

(ii)           The LRP Account of a Participant to whom paragraph (i) applies shall be adjusted to reflect any vested benefits payable to the Participant from a “broad-based foreign retirement plan” (as defined in Treasury Regulation § 1.409A-1(a)(3)) with respect to his Temporary Assignment in India.  If a benefit is payable to such Participant with respect to his Temporary Assignment under a plan or arrangement that is not a broad-based foreign retirement plan, the Participant’s LRP Account shall be reduced only to the extent of the value of the Participant’s benefit under such other plan as of immediately prior to the Participant’s return to an executive classification on an Employer’s United States payroll, and such reduction shall be applied only to the benefit that accrues immediately upon the Participant’s return.

(5)           Temporary Assignment in United Kingdom.  If a Participant transfers to a Temporary Assignment in the United Kingdom, his LRP Account shall be adjusted to reflect any vested benefits payable to the Participant from a British “broad-based foreign retirement plan” (as defined in Treasury Regulation § 1.409A-1(a)(3)) with respect to his Temporary Assignment in the United Kingdom.

B.03           Special Provisions for Certain July 2008 International Transfers.

(a)           Covered Individuals.  This Section B.03 applies to an individual who on or after July 1, 2008, and prior to January 1, 2009, was transferred from a position with an Employer in the United States classified as below Level 12 to an assignment with a 2009 Foreign Subsidiary in a position classified as Level 12 or above, and who would have become an Eligible Executive under Section 3.01(a)(iii) as a result of such transfer but for the fact that he ceased to be on a United States payroll (as defined under the Plan’s definition of Eligible Executive).

(b)           Participation.  The Vice President of Global Talent Management, in his sole discretion, may classify an individual described in subsection (a) above as an Eligible Executive.  If such individual is classified as an Eligible Executive pursuant to this subsection, he shall become a Participant effective as of the date of his transfer to the 2009 Foreign Subsidiary in a position classified as Level 12 or above.  If such individual becomes a Participant retroactively under this subsection, the Plan Administrator shall credit his LRP Account with Employer Credits and Earnings Credits to the same extent as would have been credited if he had become a Participant on the date of his transfer to the 2009 Foreign Subsidiary in a position classified as Level 12 or above.